Exhibit 10.28

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), made and entered into this 2nd day of April, 2018 (the “Effective Date”), by and between EIP Pharma, Inc. (“Company”), and John Alam, M.D. (“Executive”).

WHEREAS, Company wishes to employ Executive as its Chief Executive Officer;

WHEREAS, Executive represents that Executive possesses the necessary skills to perform the duties of this position and that Executive has no obligation to any other person or entity which would prevent, limit or interfere with Executive’s ability to do so;

WHEREAS, Executive and Company desire to enter into a formal Employment Agreement to assure the harmonious performance of the affairs of Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1.    Title and Duties. Subject to the terms and conditions of this Agreement, Company shall employ Executive as its Chief Executive Officer, reporting to Company’s Board of Directors (“Board”). Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as determined by Company in its reasonable discretion. During Executive’s employment, Executive shall devote substantially all of Executive’s business time and energies to the business and affairs of Company, provided that nothing contained in this Section 1 shall prevent or limit: (a) Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including, without limitation the right to make passive investments in the securities of (i) any entity which Executive does not control, directly or indirectly, and which does not compete with Company, or (ii) any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity, and (b) so long as such activities do not interfere with Executive’s performance of Executive’s duties hereunder and do not violate Executive’s Covenants Agreement (or similar agreement or policy), Executive’s participation: (i) in civic and charitable activities, including as a member of a board of a civic or charitable organization, or (ii) subject to prior written approval from the Board, as a member of a board of a privately-held, for-profit organization.

2.         Term of Employment.

(a)         Term. Subject to the terms hereof, Executive’s employment hereunder shall commence on April 2, 2018 (the “Commencement Date”) and shall continue until immediately prior to the consummation of a Qualified Financing (as defined below), unless sooner terminated by either party as provided in Section 2(b) (such term of employment referred to herein as the “Term”). For the avoidance of doubt, prior to the consummation of any Qualified Financing, Company and Executive shall negotiate in good faith an amendment to this Agreement containing terms and conditions commensurate with the stage and growth of the Company at such time, including provisions for severance payments to be made to Executive should the amended Agreement be terminated by the Company without Cause (as such term is defined herein or in any amendments to this Agreement) or by the Executive for “good reason.”

For the purposes hereof, “Qualified Financing” means an equity financing pursuant to which the Company sells shares of its preferred stock with (i) an aggregate purchase price of not less than $20.0 million, (ii) a price per share equal to at least one and one/half times (1.5x) the Series B Original Issue Price (as defined in the Company’s Certificate of Incorporation, as amended) and (iii) the principal purpose of raising capital.

(b)         Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(i)         Death. Immediately upon Executive’s death;

(ii)         Termination by Company.

(A)         If because of Executive’s Disability (as defined in Section 2(c)), upon written notice by Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company;

(B)         If for Cause (as defined in Section 2(d)), upon written notice by Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company; or

(C)         If by Company for reasons other than Disability or Cause, and pursuant to Section 2(a) above, upon written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective thirty (30) days after the date of such notice or such later date as specified in writing by Company.

(iii)         Termination by Executive. Upon written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective at least thirty (30) days after the date of such notice.

Notwithstanding anything in this Section 2(b), Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder.

(c)         Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein for ninety (90) days or more within any one (1) year period (cumulative or consecutive), because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder. Determination of Executive’s physical or mental health shall be determined by Company after consultation with a medical expert appointed by mutual agreement between Company and Executive who has examined Executive. Executive hereby consents to such examination and consultation regarding Executive’s health and ability to perform as aforesaid.

(d)         Definition of “Cause”. For purposes of this Agreement, “Cause” shall mean: (i) fraud, embezzlement, or illegal misconduct in connection with the business, operations or affairs of Company; (ii) Executive’s commission of, or plea of guilty or nolo contendere to, a crime which constitutes a felony; (iii) willful misconduct or gross negligence that is injurious to Company’s business, reputation or affairs; (iv) alcohol or substance abuse that materially interferes with the performance by Executive of Executive’s duties or obligations; (v) violation of this Agreement or any other material agreement between Executive and Company; (vi) repeated violation of any of the material policies of Company, or a single serious violation of such policies which the Company, in its discretion in either such case, determines is materially injurious to the business or reputation of Company; or (vii) material failure or refusal to perform the duties and obligations delegated to Executive commensurate with Executive’s position, which, if capable of being cured, continues after (A) the Company delivers a written notice to Executive describing such failure or refusal, and (B) Executive has failed to cure such failure or refusal after a reasonable time period determined by the Company in its reasonable discretion (not to be less than 30 days).

3.         Compensation.

(a)         Base Salary. Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of Four Hundred and Twenty Thousand Dollars ($420,000). The Base Salary shall be payable in substantially equal periodic installments in accordance with Company’s payroll practices as in effect from time to time, and in no event less than monthly. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. The Board or an appropriate committee thereof shall review the Base Salary on an annual basis.

(b)         Annual Performance Bonus. Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”), with the target amount of such Annual Performance Bonus equal to Forty Percent (40%) of Executive’s Base Salary in the year to which the Annual Performance Bonus relates, provided that the actual amount of the Annual Performance Bonus may be greater or less than such target amount. The amount of the Annual Performance Bonus shall be determined by the Board or an appropriate committee thereof in its sole discretion, and shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year in which it was earned. Executive must be employed by Company on the last day of the fiscal year on which the Annual Performance Bonus is based in order to be eligible for such Annual Performance Bonus. Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. For the current calendar year, Executive shall be eligible for an Annual Performance Bonus at the target amount subject to the terms and conditions described above.

(c)         Paid Time Off. Executive may take up to twenty-five (25) days of paid time off (“PTO”) per year, to be scheduled to minimize disruption to Company’s operations, pursuant to the terms and conditions of Company policy and practices as applied to Company senior executives.

(d)         Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to Company senior executives. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(e)         Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred.

(f)         Indemnification. Executive shall be entitled to indemnification with respect to Executive’s services provided hereunder pursuant to Delaware law, the terms and conditions of Company’s certificate of incorporation and/or by-laws, Company’s directors and officers (“D&O”) liability insurance policy, and Company’s standard indemnification agreement for directors and officers as executed by Company and Executive.

4.         Payments Upon Termination.

(a)         Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid, and the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b)         Termination. If Executive’s employment hereunder is terminated, whether by Company, by Executive, or as a result of Executive’s Disability or death, then Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination.

(c)         Execution of Separation Agreement. Company shall not be obligated to pay Executive any severance payments or other benefits unless Executive has executed (without revocation) a timely separation agreement in a form acceptable to Company, which shall include a release of claims and standard terms regarding non-disparagement, confidentiality, cooperation and the like, which shall be provided to Executive within ten (10) days following separation from service, and signed by Executive and returned to Company no later than sixty (60) days following Executive’s separation from service (the “Review Period”).

5.         Covenants Agreement. In light of the competitive and proprietary aspects of the business of Company, and as a condition of employment hereunder, Executive agrees to execute and abide by Company’s Covenants Agreement.

6.         Property and Records. Upon the termination of Executive’s employment hereunder, or if Company otherwise requests, Executive shall: (a) return to Company all tangible business information and copies thereof (regardless how such Confidential Information or copies are maintained), and (b) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, cell phones, smart phones, laptops, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

7.         Code Sections 409A and 280G.

(a)         In the event that the any payments or benefits made to executive upon termination constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i)         Any termination of Executive’s employment resulting in the payment of any benefits must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 7(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)         Notwithstanding any other provision with respect to the timing of any payments, if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments made to Executive which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive.

(b)         It is intended that any payments and benefits provided to Executive upon termination shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c)         Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d)         If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. With respect to subsection (B), if there is more than one method of reducing the payment as would result in no portion of the Payment being subject to the Excise Tax, then Executive shall determine which method shall be followed, provided that if Executive fails to make such determination within thirty (30) days after Company has sent Executive written notice of the need for such reduction, Company may determine the amount of such reduction in its sole discretion.

8.         General.

(a)    Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt Notices to Executive shall be sent to the last known address in Company’s records or such other address as Executive may specify in writing. Notices to Company shall be sent to:

EIP Pharma, Inc.

210 Broadway, Suite 201

Cambridge, MA 02139

Attn: Attention: Chair, Board of Directors

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

One Financial Center

Boston, MA, 02111

Attn: William C. Hicks, Esq.

Attn: Daniel T. Kajunski, Esq.

(b)    Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c)    Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d)    Assignment. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(e)    Governing Law; Jury Waiver. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of Massachusetts without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(f)    Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g)    Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h)    Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JOHN ALAM, M.D.	EIP PHARMA, INC.

/s/ John Alam	By: /s/ Sylvie Gregoire
Signature	Name: Sylvie Gregoire
Address:	Title: Secretary
210 Broadway, Suite 201
Cambridge, MA 02139

[Signature Page to J. Alam Executive Employment Agreement]